UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 1, 2005
(Date of earliest event reported)

CELLCO PARTNERSHIP
 (Exact name of registrant as specified in its charter)

Delaware	333-92214	22-3372889
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
organization)

180 Washington Valley Road
Bedminster, NJ		07921
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (908) 306-7000

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

New Debt Instruments Replacing Existing Debt Instruments with Verizon Communications, Inc.

On September 1, 2005, Cellco Partnership d/b/a Verizon Wireless (the "Company") signed a floating rate promissory note in the amount of approximately $2.4 billion (the “Floating Rate Note”), payable to a subsidiary of Verizon Communications, Inc. (“Verizon Communications”), and due on August 1, 2009. Amounts borrowed under the Floating Rate Note bear interest at a rate per annum equal to one-month LIBOR plus 20 basis points for each interest period, with the interest rate being adjusted on the first business day of each month. The Floating Rate Note replaced the Company’s existing approximately $2.4 billion term note due in 2009 to a subsidiary of Verizon Communications, which has been cancelled as a result.

Also on September 1, 2005, the Company signed a fixed rate promissory note that permits us to borrow, repay and re-borrow from time-to-time up to a maximum principal amount of $9 billion from Verizon Communications, with a maturity date of August 1, 2009 (the “Fixed Rate Note”). Amounts borrowed under the Fixed Rate Note generally bear interest at a rate of 5.8% per annum. The Fixed Rate Note replaced an existing demand note due to a subsidiary of Verizon Communications, which has been cancelled as a result. Borrowings under the Fixed Rate Note at September 1, 2005 are approximately $6.1 billion.

The Floating Rate Note and the Fixed Rate Note are both effective as of July 1, 2005 and copies of the notes are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The descriptions contained herein of the Floating Rate Note and the Fixed Rate Note are not complete and are qualified in their entirety by reference to the attached Exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CELLCO PARTNERSHIP

Date:	September 6, 2005	By:	/s/ Steven E. Zipperstein

Steven E. Zipperstein
Vice President – Legal & External Affairs, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Floating Rate Note, successor to GTE Consumer Services Incorporated Promissory Note due September 30, 2009, dated as of July 1, 2005.

10.2	Fixed Rate Note, successor to the Master Promissory Note dated February 1, 1998, dated as of July 1, 2005.